Exhibit 99.1

January 26, 2010

A. O. Smith reports record earnings per share for 2009

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced the achievement of record earnings per share in 2009 in spite of lower revenues caused by the lingering housing crisis, a weak commercial construction market, and the global recession. Sales in 2009 were $2.0 billion, 14 percent lower than 2008 sales of $2.3 billion.

For the year, the company earned $81.3 million or $3.39 per share. Non-GAAP earnings, adjusted for the effect of the Smith Investment Company transaction which closed in April 2009, were $89.7 million, or $2.96 per share, 10 percent higher than non-GAAP earnings of $81.9 million or $2.70 per share earned in 2008. Growth in higher-margin China sales, aggressive cost management, lower raw material costs, and lower restructuring costs contributed to the improved results. Additionally, the company generated record cash flow from operations in 2009 of $267.6 million.

The company earned $22.7 million or $.74 per share in the fourth quarter of 2009 compared with non-GAAP earnings of $6.7 million or $.22 per share earned in the same period last year. Fourth quarter 2009 sales were $509.6 million, essentially flat compared with 2008 fourth quarter sales of $508.6 million.

“Our company and our employees performed extremely well under difficult circumstances last year,” Chairman and Chief Executive Officer Paul W. Jones said. “We recognized the onset of the global recession early, made the difficult decisions necessary to address the expected impact on the company, and then stuck by those decisions. The expense reduction and cash conservation programs we put in place had the desired effect, helping us maintain our profitability and generate significant cash flow throughout the year.”

“Our employees deserve a lot of credit for finding countless ways to reduce expenses and generate cash while remaining focused on our customers,” Jones added.

Water Products Company

Water Products sales decreased approximately five percent to $1.38 billion compared with 2008 sales of $1.45 billion. Lower sales of residential and commercial water heaters in the U. S. were partially offset by a 19 percent sales increase in China to more than $219 million.

Operating profit increased 11 percent to $148.9 million compared with profit of $134.7 million in 2008. Growth in China sales, aggressive cost management, and lower raw material costs contributed to the higher profits. Operating margin increased to 10.8 percent compared with 9.3 percent in 2008.

In the fourth quarter, Water Products sales of $362.2 million were approximately five percent higher than 2008 fourth quarter sales of $346.2 million, primarily the result of a 32 percent increase in China sales. Fourth quarter 2009 operating profit was $44.5 million, more than 50 percent higher than the $29.6 million profit for the same period in 2008, as a result of China sales growth, aggressive cost reduction programs, and lower raw material costs. Operating margin was 12.3 percent, an increase over the fourth quarter 2008 margin of 8.6 percent.

On Nov. 24, 2009, A. O. Smith concluded its purchase of 80 percent of the water treatment business of Tianlong Holding Co. Ltd. of Hong Kong. The newly formed company, A. O. Smith (Shanghai) Water Treatment Products Co., Ltd., will supply reverse osmosis water purification products to the China residential and commercial markets, as well as export markets throughout the world. A. O. Smith expects the new business to add between $0.10 and $0.15 to 2010 earnings per share.

Electrical Products

Sales in 2009 for Electrical Products decreased by 28 percent to $620.4 million as the weakened domestic housing market and the slowdown in the global commercial construction market reduced demand in all of its major market segments. Operating profit in 2009 declined to $32.5 million compared with $39.1 million in 2008. Aggressive cost reduction programs, lower raw material costs, and repositioning savings partially offset the significant impact of lower sales. The 2009 operating profit included restructuring income of $1.6 million primarily associated with the sale of a plant in China and an incremental $6.6 million LIFO benefit net of lower absorption of fixed costs associated with significant inventory reductions compared with 2008. Earnings in 2008 included $8.7 million of restructuring expense. Operating margin increased to 5.2 percent compared with 2008 operating margin of 4.6 percent.

In the fourth quarter, Electrical Products reported sales of $148.4 million, approximately nine percent lower than fourth quarter 2008 sales of $163.2 million. The weak housing market and soft global commercial construction activity contributed to the sales decline. Operating profit in the fourth quarter was $5.1 million compared with a loss of $5.2 million in the fourth quarter of 2008 as a result of cost reduction programs implemented early in 2009, lower raw material costs, and net LIFO benefit of $6.4 million. Fourth quarter 2008 earnings included restructuring charges of $2.9 million. Fourth quarter 2009 operating margin was 3.4 percent.

Cash flow and leverage

Record cash flow from operating activities in 2009 of $267.6 million was more than double the $98.4 million in cash generated in 2008. The strong focus on reducing working capital, most notably inventory reductions and improved accounts payable terms in China, drove the cash flow improvement. The company’s debt-to-capital ratio at the end of 2009 decreased to 24 percent from 34 percent at the end of 2008 despite the $77 million purchase price for the water treatment business in the fourth quarter. The company reduced debt by almost $100 million during the year.

Outlook

“There are a number of positive trends going into 2010, most notably continued growth in China and the start up of manufacturing in India, a full year of our new water treatment business, and evidence of improved demand in many of our global motor markets,” Jones said. “But, we remain cautious because of continued weakness in new commercial construction activity and rising commodity costs,” “Consequently, we expect earnings per share will range from $2.95 to $3.25 in 2010.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Smith Investment transaction impact to reported results

The 2008 and 2009 full year and fourth quarter 2008 results were impacted by required GAAP accounting related to the company’s previously announced transaction with Smith Investment Company (SICO), which closed April 22, 2009. The fourth quarter 2009 results were not impacted by the transaction. The company believes that providing non-GAAP information is beneficial to investors in understanding the current and historical operations of the company. A reconciliation of GAAP to non-GAAP earnings and earnings per share calculations is shown as part of the financial statements that accompany this release. Future quarterly financial statements will not be affected by the transaction; however, the company will provide non-GAAP financial information for historical comparison purposes. The following tables contain both the GAAP and the Non-GAAP information:

	Fourth Quarter 2009		Fourth Quarter 2008
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings (in $ millions)	$22.7	$22.7	$0.0	$6.7
Earnings Per Share	$0.74	$0.74	$0.00	$0.22
Shares Outstanding (in millions)	30.6	30.6	9.5	30.3

	2009		2008
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net Earnings (in $ millions)	$81.3	$89.7	$21.7	$81.9
Earnings Per Share	$3.39	$2.96	$2.29	$2.70
Shares Outstanding (in millions)	24.0	30.4	9.5	30.3

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; negative impact of future pension contributions on the company’s ability to generate cash flow; instability in the company’s electric motor and water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; further adverse changes in customer liquidity and general economic and capital market conditions; the impact of acquisition accounting or non-GAAP financial measures on the company’s financial statements; or difficulties in integrating the China acquisition, and realizing future growth and profit expectations. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with 2009 sales of $2.0 billion, is a global leader applying innovative technology and energy-efficient solutions to products marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, offering a comprehensive product line featuring the best-known brands in North America and China. A. O. Smith is also one of the largest manufacturers of electric motors for residential and commercial applications in North America.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended December 31		Year ended December 31
	2009	2008	2009	2008
Net sales	$509.6	$508.6	$1,991.5	$2,304.9
Cost of products sold	371.3	408.9	1,490.8	1,807.4

Gross profit	138.3	99.7	500.7	497.5

Selling, general and administrative	101.0	83.5	366.6	359.3
Restructuring and other charges / (income)	1.3	3.0	(0.3)	11.1
Interest expense	3.1	4.3	11.8	19.8
Other expense	0.9	0.8	3.0	1.9

	32.0	8.1	119.6	105.4
Tax provision	9.3	3.3	29.6	27.5

Earnings before equity loss in joint venture and discontinued operations	22.7	4.8	90.0	77.9
Equity loss in joint venture	(0.1)	—	(0.4)	(0.3)

Earnings from continuing operations	22.6	4.8	89.6	77.6

Discontinued SICO operations	—	(0.4)	—	(0.3)

Net earnings	22.6	4.4	89.6	77.3

Less: Net (earnings) loss attributable to noncontrolling interest	0.1	(4.4)	(8.3)	(55.6)

Net earnings attributable to A.O. Smith Corporation	$22.7	$0.0	$81.3	$21.7

Diluted Earnings Per Share of Common Stock
Before discontinued operations	$0.74	$0.04	$3.39	$2.32
Discontinued operations	—	(0.04)	—	(0.03)

Net	$0.74	$0.00	$3.39	$2.29

Average Common Shares Outstanding (000’s omitted)	30,550	9,483	23,955	9,483

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) December 31 2009	December 31 2008
ASSETS:

Cash and cash equivalents	$76.3	$35.3
Receivables	373.6	363.5
Inventories	215.1	282.0
Deferred income taxes	26.6	64.2
Other current assets	48.4	46.6
Current assets - discontinued SICO operations	—	31.9

Total Current Assets	740.0	823.5

Net property, plant and equipment	412.3	419.1
Goodwill and other intangibles	680.3	583.4
Deferred income taxes	29.2	52.3
Other assets	39.5	50.4

Total Assets	$1,901.3	$1,928.7

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$312.9	$274.8
Accrued payroll and benefits	51.6	44.1
Product warranties	38.7	40.2
Long-term debt due within one year	21.1	17.5
Derivative contracts liability	1.6	73.0
Other current liabilities	65.4	61.9
Current liabilities - discontinued SICO operations	—	3.3

Total Current Liabilities	491.3	514.8

Long-term debt	232.1	317.3
Other liabilities	155.3	156.8
Pension liabilities	232.8	264.0
Redeemable Stock	—	12.6
Stockholders’ equity	789.8	663.2

Total Liabilities and Stockholders’ Equity	$1,901.3	$1,928.7

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Year ended December 31
	2009	2008
Continuing
Operating Activities
Earnings from continuing operations	$89.6	$77.6

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	67.5	66.3
Gain on sale of assets	(3.3)	(0.2)
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	125.3	(35.2)
Noncurrent assets and liabilities	(13.6)	(12.1)
Other	2.1	2.0

Cash Provided by Operating Activities	267.6	98.4

Investing Activities
Capital expenditures	(57.0)	(66.1)
Net cash distributed with spin off of discontinued SICO businesses	(7.1)	—
Acquisition of businesses	(71.4)	—
Proceeds from sale of restricted marketable securities	8.9	12.0
Proceeds from sale of assets	9.6	2.6

Cash Used in Investing Activities	(117.0)	(51.5)

Financing Activities
Long-term debt repaid	(95.9)	(50.1)
Net proceeds from stock option activity	7.7	2.1
Dividends paid	(21.4)	(19.0)

Cash Used in Financing Activities	(109.6)	(67.0)

Discontinued
Cash Provided by Discontinued Operations	—	0.4

Net increase / (decrease) in cash and cash equivalents	41.0	(19.7)
Cash and cash equivalents – beginning of period	35.3	55.0

Cash and Cash Equivalents – End of Period	$76.3	$35.3

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended December 31		Year ended December 31
	2009	2008	2009	2008
Net sales
Water Products	$362.2	$346.2	$1,375.0	$1,451.3
Electrical Products	148.4	163.2	620.4	858.1
Inter-Segment Sales	(1.0)	(0.8)	(3.9)	(4.5)

	$509.6	$508.6	$1,991.5	$2,304.9

Operating earnings
Water Products (1)	$44.5	$29.6	$148.9	$134.7
Electrical Products (2)	5.1	(5.2)	32.5	39.1
Inter-Segment earnings	—	—	(0.1)	(0.1)

	49.6	24.4	181.3	173.7

Corporate expenses (3)	(14.6)	(12.0)	(50.3)	(48.8)
Interest expense	(3.1)	(4.3)	(11.8)	(19.8)

Earnings before income taxes	31.9	8.1	119.2	105.1

Tax provision	9.3	3.3	29.6	27.5

Earnings from continuing operations	$22.6	$4.8	$89.6	$77.6

(1) includes equity loss in joint venture of:	$(0.1)	$—	$(0.4)	$(0.3)

(2) includes pretax restructuring and other charges / (income) of:	$0.9	$2.9	$(1.6)	$8.7

(3) includes pretax restructuring and other charges of:	$0.4	$0.1	$1.3	$2.4

A. O. SMITH CORPORATION

Reconciliation of Non-GAAP Data

(in millions, except per share amounts)

	4th Quarter		Total Year
	2009	2008	2009	2008
Net Earnings, as reported	$22.7	$—	$81.3	$21.7
Add: Non-GAAP adjustments attributable to net earnings of non-controlling interest and SICO expenses	—	6.7	8.4	60.2

Adjusted Earnings	$22.7	$6.7	$89.7	$81.9

Average Common shares outstanding, as reported (1)	30.6	9.5	24.0	9.5
Add: Non-GAAP adjustments to weighted average
Common shares attributable to non-controlling interest	—	20.8	6.4	20.8

Adjusted average Common shares outstanding	30.6	30.3	30.4	30.3

Earnings per Share, as reported	$0.74	$—	$3.39	$2.29

Adjusted Earnings per Share	$0.74	$0.22	$2.96	$2.70

(1)	Reported shares are calculated as the weighted average of SICO shares prior to the closing and A. O. Smith shares after the closing